Exhibit 99.1

Cost Plus, Inc. Announces Sales for Second Quarter of Fiscal 2006

OAKLAND, Calif.—August 3, 2006—Cost Plus, Inc. (Nasdaq:CPWM) announced that total revenue for the second quarter ended July 29, 2006 was $215.3 million, a 6.2% increase from $202.8 million for the second quarter ended July 30, 2005, and was within the current guidance range of $212 million to $221 million. Same store sales for the second quarter decreased 3.2%, compared to a 1.7% decrease for the second quarter of fiscal 2005, and were within the guidance range of 0% to -4%.

Barry Feld, President and CEO, commented: “We made progress during the quarter on all of our key initiatives. Our clearance event in July proved successful, and we were pleased to see uplift in merchandise that was not on clearance. As I have previously discussed, one of our key initiatives is to drive customer traffic through marketing and media plans tailored to specific markets where we think we can get an incremental yield in traffic and sales. We spent more on advertising this quarter to drive traffic, and we also took additional markdowns on seasonal merchandise that was underperforming our expectations. While this will impact margins in the short term, we are better positioned to drive positive comps going forward through increased brand awareness and better merchandise assortment.”

The Company will release its second quarter results after market close on August 17, 2006 and will host a conference call at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1985 or (212) 676-5400. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21300066, from 3:30 p.m. PT Thursday to 3:30 p.m. PT on Friday, August 18, 2006. Investors may also access the live call or the replay over the internet at www.streetevents.com ; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of July 29, 2006, the Company operated 274 stores in 34 states compared to 246 stores in 31 states as of July 30, 2005.

Contact:

Cost Plus, Inc.

Tom Willardson, 510-808-9119